Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

COPYTELE, INC.

Pursuant to Section 242 of the General Corporation Law
of The State of Delaware

THE UNDERSIGNED, Robert A. Berman, being the President and Chief Executive Officer of CopyTele, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify:

1. That the Board of Directors (the “Board”) of the Company, at a meeting duly convened and held on August 7, 2013, approved resolutions adopting a proposed amendment to article FOURTH of the Certificate of Incorporation of the Company, as heretofore amended, declaring the advisability of the amendment, and directing that said proposed amendment be considered at the next annual meeting of the Company by the stockholders entitled to vote in respect thereof, said resolutions adopted by the Board of Directors state:

RESOLVED, that the Board of Directors of CopyTele, Inc. hereby declares it advisable:

(A) That the number of shares of Common Stock which the Company is authorized to issue be increased from 300,000,000 shares of Common Stock of the par value of $.01 per share to 600,000,000 shares of the par value of $.01 per share, effective at the close of business on the date on which the appropriate Certificate of Amendment to the Company’s Certificate of Incorporation is filed in the office of the Secretary of State of the State of Delaware.

(B) That, in order to effect the foregoing, the Certificate of Incorporation of the Company, as heretofore amended, be further amended by deleting the first sentence of article FOURTH, and by inserting in place thereof a new first sentence of said article FOURTH to read as follows:

“FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is six hundred million five hundred thousand (600,500,000), of which six hundred million (600,000,000) shall be Common Stock of the par value of $.01 per share and five hundred thousand (500,000) shall be Preferred Stock of the par value of $100 per share.”

RESOLVED, that the officers of the Company are authorized and directed to solicit and obtain the approval of the Amendment to the Certificate of Incorporation by the stockholders of the Company entitled to vote thereon at the Company’s next Annual Meeting of Stockholders.

RESOLVED that, subject to the approval of a majority of the holders of the common stock of the Company, the officers of the Company are hereby authorized and directed to file the  Certificate of Amendment with the Delaware Secretary of State, and to take all further action and execute all further documents that they deem necessary or advisable to carry out the intent of those resolutions.

The text of the proposed amendment was included in the Company's Proxy Statement for the 2013 Annual Meeting of Stockholders, and the body of the Proxy Statement contained a discussion of the proposed amendment.

2. That thereafter, on October 11, 2013, at 10:30 a.m. in Woodbury, New York, in accordance with the Bylaws of the Company, and upon notice given in accordance with the laws of the State of Delaware and said Bylaws, the Annual Meeting of Stockholders of the Company was held, and there were present at such meeting, in person or by proxy, the holders of more than a majority of the shares of Common Stock of the Company outstanding and entitled to vote, constituting a quorum of said stockholders.

3. That at said Annual Meeting of Stockholders, the proposal to amend article FOURTH of the Certificate of Incorporation, as heretofore amended, was presented for consideration, and separate votes of the holders of the outstanding shares of Common Stock, voting in person or by proxy, were taken for and against the proposed amendment. The necessary number of shares as required by statute or the Certificate of Incorporation voted in favor of the proposal to amend article FOURTH to the Certificate of Incorporation, as heretofore amended.

4. That said amendment to article FOURTH of the Certificate of Incorporation of CopyTele, Inc. as hereinbefore set forth have been therefore duly adopted in accordance with the provisions of Section 242 of the General Corporation Laws of the State of Delaware.

IN WITNESS WHEREOF Robert A. Berman, being the President and Chief Executive Officer of the Company, has duly executed this Certificate of Amendment this 11th day of October, 2013 and affirms, under the penalties of perjury, that the statements herein are true and correct.

COPYTELE, INC.
By:	/s/ Robert A. Berman
Robert A. Berman
President and Chief Executive Officer